UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 27, 2006

SEROLOGICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26126	58-2142225
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employee Identification No.)

5655 Spalding Drive, Norcross, GA		30092
(Address of Principal Executive Offices)		(Zip Code)

(678) 728-2000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

This Form 8-K is to describe certain compensation actions taken by the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Serologicals Corporation (the “Corporation”).

Executive Officer Compensation

On January 26, 2006, the Committee awarded bonuses to certain of the Corporation’s named executive officers (as defined in Regulation S-K item 402(a)(3)) as a result of the Corporation’s receipt of a settlement in October 2005 of $3.1 million in connection with a contractual claim, originating in fiscal 2003,  against a customer of the Corporation’s former therapeutic plasma business.  Bonuses were awarded to those named executive officers who were employed by the Corporation when the contractual claim arose in fiscal 2003.  The amounts of the bonuses were computed in accordance with the computation of bonuses in 2003, subject to the following modifications:

•                  Each named executive officer’s salary for fiscal 2005 was used as the base on which the bonus payment was computed rather than the salary for fiscal 2003.

•                  Because of the delays in paying these bonuses resulting from the customer dispute, the bonus included interest for the period from March 15, 2004, the date on which the annual incentive bonus for fiscal 2003 was paid, to January 27, 2006, the date on which the bonus was paid.

The named executive officers who participated in the bonus received the following amounts:

Named Executive Officer	Bonus Amount

David A. Dodd
President and Chief Executive Officer	$37,450.00

Harold W. Ingalls
Vice President, Finance and Chief Financial Officer	$23,979.38

Jeffrey D. Linton
President, Chemicon International	$10,000.00

David L. Bellitt
President, Celliance Corporation	$25,550.00

Item 9.01. Financial Statements and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEROLOGICALS CORPORATION

	By:	/s/ PHILIP A. THEODORE
	Name:	Philip A. Theodore
	Title:	Vice President, General Counsel

Date: February 2, 2006